UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 15, 2021

Hines Global Income Trust, Inc.
__________________________________
(Exact name of registrant as specified in its charter)

Commission file number: 000-55599

Maryland	80-0947092
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2800 Post Oak Boulevard
Suite 5000
Houston, Texas	77056-6118
(Address of principal executive offices)	(Zip code)

(888) 220-6121
(Registrant’s telephone number, including area code)

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
         Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

November 1, 2021 Transaction Price – Distribution Reinvestment Plan and Share Redemption Program

Per the terms of the distribution reinvestment plan of Hines Global Income Trust, Inc. (the “Company” or "Hines Global"), distributions issued to participants in the plan will be reinvested in additional shares of the class of the Company’s common stock to which such distributions relate at a price equal to the transaction price applicable to such class of common shares on the date the shares are issued. In addition, subject to the limitations of and restrictions on the Company’s share redemption program, and subject to funds being available as described in the program, shares redeemed under the Company’s share redemption program will be redeemed at a price equal to the transaction price applicable to such class of common shares at the time the shares are redeemed; provided, that shares that have not been outstanding for at least one year will be redeemed at 95% of the transaction price (unless such 5% holding discount is waived under the limited circumstances described in the Company’s share redemption program).

Set forth below is the transaction price for each class of the Company’s common stock as of September 30, 2021, which is the transaction price (i) at which distributions declared for October 2021 will be reinvested as of the first business day of November 2021 and (ii) applicable to redemptions completed pursuant to the Company’s share redemption program as of October 31, 2021:

	Class T	Class S	Class D	Class I	Class AX	Class TX	Class IX	Class JX
Transaction Price(1) (per share)	$10.32	$10.32	$10.32	$10.32	$10.32	$10.32	$10.32	$10.32
(1)Prices presented are rounded to the nearest cent. Actual transactions are based on prices rounded to four decimals.

The transaction price for each of the Company's share classes is equal to such class’s net asset value ("NAV") per share as of September 30, 2021. The NAV per share as of September 30, 2021 is the same for each of the Company's share classes. A description of the calculation of the NAV per share is set forth below.

September 30, 2021 NAV Per Share

The Company's board of directors has appointed a valuation committee comprised of independent directors, which we refer to herein as the valuation committee, to be responsible for the oversight of the valuation process. The valuation committee has adopted a valuation policy, as approved by the Company's board of directors, and as amended from time to time, that contains a comprehensive set of methodologies to be used in connection with the calculation of the Company's NAV which is more fully described below. The Company's most recent NAV per share for each share class, which is updated as of the last calendar day of each month, is posted on the Company's website at hinesglobalincometrust.com and is also available on the Company's toll-free information line at (888) 220-6121. Please see the Company's valuation policy, filed with this Current Report on Form 8-K as Exhibit 99.1, for a more detailed description of the Company’s valuation procedures, including important disclosure regarding interim real property valuations provided by HGIT Advisors LP, the Company's advisor (the "Advisor") and reviewed by Altus Group U.S. Inc., or Altus, the independent valuation advisor the Company has engaged to prepare appraisal reviews and carry out a review of the calculation of the NAV for the Company. All parties engaged by the Company in the calculation of its NAV, including its Advisor, are subject to the oversight of the Company's valuation committee. Generally, all of the Company's real properties are appraised once each calendar year by third party appraisal firms in accordance with the Company's valuation guidelines and such appraisals are reviewed by Altus. Altus reviewed the calculation of the new NAV per share of the Company's common stock as of September 30, 2021, as set forth below, and concurred with the calculation of the new NAV per share.

The table below sets forth the calculation of the Company's NAV per share of each class of shares of its common stock as of September 30, 2021 and August 31, 2021 (the NAV per share is the same for each class of shares of the Company's common stock):

	September 30, 2021		August 31, 2021
	Gross Amount	Per Share	Gross Amount	Per Share
	(in thousands)		(in thousands)
Real estate investments	$2,341,233	$17.09	$2,330,588	$17.61
Other assets	170,127	1.24	178,026	1.35
Debt and other liabilities	(1,096,814)	(8.01)	(1,150,942)	(8.70)
NAV	$1,414,546	$10.32	$1,357,672	$10.26
Shares outstanding	137,004		132,347
As previously disclosed, the Coronavirus pandemic continues to adversely impact global commercial activity. Although the outlook is improving in certain areas of the world, including the United States, the United Kingdom and Europe, considerable uncertainty still surrounds the long term impact the pandemic will have on commercial real estate markets and the future performance and value of the Company's investments. Investments in real properties and real estate-related securities have been impacted by the pandemic and in some cases significantly. For example, the Company's portfolio has two retail properties that represent approximately 16% of its portfolio, based on the estimated value of its real estate investments as of June 30, 2021. The Company agreed to grant $3.8 million of rent relief to its retail tenants during the year ended December 31, 2020, as a result of their lost revenues resulting from the Coronavirus pandemic at these properties. Such rent relief consisted of rental payments that were forgiven or reduced due to the conversion of fixed rental payments to rental payments based on a percentage of the tenant's revenues as well as rent payments that were deferred to future periods. The Company did not grant any significant additional rent relief during the six months ended June 30, 2021. While rent collections were adversely affected in the early months of the pandemic, consumer traffic at these properties has recovered to near pre-pandemic levels in recent months. During the six months ended June 30, 2021, rent collections had recovered to 99% of billed rent, which includes the collection of certain 2020 rent payments that were deferred to 2021.

Additionally, the Company refunded $2.2 million in rent to students across its international student housing portfolio during the year ended December 31, 2020 and $0.7 million for the six months ended June 30, 2021 as a result of temporary university closures. On-campus learning has resumed for the fall semester of the 2021/2022 school year.

Values of the Company's retail and student housing properties have also been adversely impacted by the pandemic. While it is difficult to predict the potential long-term impacts the pandemic may have on its business, the Company has invested in well leased, high-quality assets using modest leverage in markets positioned for value retention and resiliency and believes its globally diversified fund is well-situated to weather this challenge.

Hines Global’s consolidated balance sheet as of September 30, 2021 includes a liability of $31.7 million related to distribution and stockholder servicing fees payable to Hines Securities, Inc. (the "Dealer Manager") in future periods with respect to shares of its common stock. The NAV per share as of September 30, 2021 does not include any liability for distribution and stockholder servicing fees that may become payable after September 30, 2021, since these fees may not ultimately be paid in certain circumstances, including if Hines Global was liquidated or if there was a listing of its common stock.

The valuations of the Company's real properties as of September 30, 2021 were reviewed by Altus in accordance with the Company's valuation procedures. Certain key assumptions that were used in the discounted cash flow analysis, which were determined by the Advisor, and reviewed by Altus, are set forth in the following table based on weighted-averages by property type. However, the table below excludes assumptions related to properties acquired in the past 12 months since the acquisition cost of these properties will serve as their value for a period of up to one year following their acquisition, in accordance with the Company's valuation policy.

	Office	Industrial	Retail	Residential/Living	Weighted-Average Basis
Capitalization rate	6.50%	5.56%	6.76%	5.31%	5.80%
Discount rate / internal rate of return (“IRR”)	7.83%	5.90%	7.51%	5.89%	6.29%
Average holding period (years)	7.0	9.7	10.0	10.0	9.6

A change in the rates used would impact the calculation of the value of the Company's real properties. For example, assuming all other factors remain constant, the changes listed below would result in the following effects on the value of the Company's real properties:

Input	Hypothetical Change	Office	Industrial	Retail	Residential/Living	Weighted-Average Values
Capitalization rate (weighted-average)	0.25% decrease	3.36%	3.44%	2.31%	2.84%	3.11%
	0.25% increase	(3.05)%	(3.09)%	(2.14)%	(3.16)%	(2.94)%
Discount rate (weighted-average)	0.25% decrease	1.57%	2.01%	1.94%	2.35%	2.07%
	0.25% increase	(1.48)%	(1.93)%	(1.89)%	(4.29)%	(2.61)%

October 2021 Distributions

The Company's board of directors has authorized the Company to declare distributions for the month of October 2021. Distributions for each class of the Company’s common stock will be as follows (as rounded to the nearest three decimal places):

October 2021	Gross Distribution	Distribution and Stockholder Servicing Fee	Net Distribution
Class T Shares	$0.052	$0.008	$0.044
Class S Shares	$0.052	$0.007	$0.045
Class D Shares	$0.052	$0.002	$0.050
Class I Shares	$0.052	$—	$0.052
Class AX Shares	$0.052	$—	$0.052
Class TX Shares	$0.052	$0.008	$0.044
Class IX Shares	$0.052	$0.002	$0.050

The net distributions for each class of shares of the Company’s common stock (which represents the gross distributions less the distribution and stockholder servicing fee for each applicable class of shares of common stock) will be payable to stockholders of record as of the last business day of October 2021, and will be paid on the first business day of November 2021. These distributions will be paid in cash or reinvested in shares of the Company’s common stock for stockholders participating in the Company’s distribution reinvestment plan. Distributions reinvested pursuant to the Company’s distribution reinvestment plan will be reinvested in shares of the same class of shares as the shares on which the distributions are being made.  Some or all of the cash distributions may be paid from sources other than cash flows from operations.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
99.1	Valuation Policy and Procedures (filed as Exhibit 99.1 to the Registrant's Current Report on Form 8-K on June 16, 2021, and incorporated by reference herein)
99.2	Consent of Independent Valuation Advisor, Altus Group U.S. Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

This Current Report on Form 8-K contains forward-looking statements (including, without limitation, statements concerning the NAV per share, assumptions made in determining the NAV per share, future payments of cash distributions, future reinvestments of cash distributions and future redemptions, and intentions, beliefs, expectations or projections relating to the timing and payment of distributions described herein) that are based on the Company’s current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties, including, without limitation, the Company’s ability to maintain occupancy levels and lease rates at its properties, the Company’s ability to repay or successfully refinance its debt obligations, the future operating performance of the Company’s investments, the Company’s ability to fund redemptions as requested, future economic, competitive and market conditions, future business decisions that may prove incorrect or inaccurate and those risks set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as amended or supplemented by the Company’s other filings with the Securities and Exchange Commission. Although these forward-looking statements reflect management’s belief as to future events, actual events or the Company’s investments and results of operations could differ materially from those expressed or implied in these forward-looking statements. To the extent that the Company’s assumptions differ from actual results, the Company’s ability to meet such forward-looking statements may be significantly hindered. Stockholders are cautioned not to place undue reliance on any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hines Global Income Trust, Inc.

October 15, 2021	By:	/s/ A. Gordon Findlay
Name: A. Gordon Findlay
Title: Chief Accounting Officer, Treasurer and Secretary